Exhibit 10.5

October 1, 2021

John Lowe

7603 E 8th Pl

Denver, CO 80230

Dear John,

We are pleased to offer you the position of SVP & General Manager Secure Card, with an effective date of October 5, 2021.  In this role, you will continue to report to me.

Your salaried rate in this position will be $16,153.85  per pay period which if annualized equals $420,000 per year. Your next merit eligibility date will be February or March 2023 and will continue to depend on overall company budgets and yours and company performance.

You will continue to be eligible for CPI’s Short-Term Incentive Plan (STIP).  Your new annual target opportunity is $357,000, or approximately 85% of your new base pay.  For 2021 your STIP target opportunity is $315,825 comprised of 75% of your CFO STIP target of $302,100 and 25% of your new STIP target of $357,000. The STIP is paid quarterly and is based on Company and individual performance results. The plan also requires minimum Company financial results to be met and you remaining employed through day of payout.

You will be eligible for long-term incentives, under the Company’s Omnibus Incentive Plan. Your new annual target is $173,000. The difference between this new target and your CFO LTIP target of $167,478 or $5,522 will be multiplied by 1.65 ($9,111) to represent approximately 18 months until the next LTIP awards in February or March 2023 will be granted on the close of business of October 5, 2021, with a 50/50 split between restricted stock units and stock options, on terms established by the Compensation Committee of the Board. Your next equity grant is anticipated to be in February or March 2023, which is our next planned annual grant, as we are resetting timing of our annual cycle from fall to February/March.

Also, note that in 2023, our intent is to rebalance the weighting between our STIP and LTIP plans, with a heavier balance moving to LTIP/equity. We anticipate that the weighting between STIP and LTIP value for your role will be weighted approximately 50% to STIP or $265,000 and 50% to LTIP or $265,000 in 2023 based on your new annual STIP and LTIP targets as outlined in this letter.

John, we are very excited to offer this opportunity to broaden your career experience, and to support your continued growth and development. To further demonstrate our commitment to your learning and networking in this new role, we are also offering the opportunity to apply for and participate in an Executive Education program geared toward General Management. There are a variety of top-tier universities offering such programs, including Harvard, Stanford, MIT and others. Current costs for these programs range from the mid-30’s, up to $78,000. CPI would like to sponsor your

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participation in such a program, to provide a structured opportunity for peer networking and sharing among a new peer group, as you embark on this general management role.

From a transition perspective, I envision that it will take time for each new leader impacted by these executive leadership changes to effectively acclimate and onboard. To that end, please anticipate that it may take a several months for you to be fully committed to your new role, with a number of critical customer and compliance initiatives underway.

We are required to remind you that your relationship with CPI is one in which employment is “at will”.  If you have any questions, please do not hesitate to contact me.

Thank you for your continued contributions to CPI Card Group!

Sincerely,

Scott Scheirman

President & CEO

I accept the terms of this offer with the stated terms and conditions.

/s/ John Lowe	October 1, 2021
John Lowe	Date

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